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                                                                    Exhibit 99.1

     STEMCELLS, INC. PLACES ALL REMAINING MODEX THERAPEUTICS FOUNDER'S STOCK
                        SHARES SOLD IN PRIVATE PLACEMENT

Palo Alto, Calif. -- April 30, 2001 --StemCells, Inc. (Nasdaq: STEM) announced today that it has sold all of its remaining founder's shares in the Swiss Modex Therapeutics, Ltd. (SWX New Market: MDXN) in a private placement. StemCells, Inc. sold 103,577 shares at a net price of 87.00 CHF (Swiss francs) per share, or a total sum of approximately US $5,200,000.

StemCells, Inc. was one of the original founders of Modex Therapeutics and the original developer of its encapsulated cell technology (ECT). Rights to the ECT technology were sold to the French company Neurotech, SA in exchange for an immediate payment plus future royalty payments. In exchange for Modex' assistance in placing the shares, which have been acquired by European institutional investors, plus a payment of US $300,000 from Modex Therapeutics to StemCells, Inc., the rights to these future royalty payments have been transferred to Modex Therapeutics. StemCells retains its licenses to use the ECT in its current programs and for the development of future vaccine technologies.

       "The liquidation of the Modex shares at this time by StemCells allows our company to build value in our technology in a non-dilutive way. This is particularly important in very difficult U.S. equity markets," said Martin McGlynn, President and CEO of StemCells, Inc. "After StemCells Inc. restructured and focused on its core business of stem cell technology, it became advantageous to the Company to divest itself of its ECT assets."

ABOUT STEMCELLS, INC.

StemCells, Inc., is a biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the central nervous system, liver, and pancreas. The Company's stem cell programs seek to repair or repopulate tissue that has been damaged or lost as a result of disease or injury.

Statements in this press release other than statements of historical facts constitute forward looking statements regarding, among other things, the future business operations of StemCells, Inc., or of StemCells California, Inc., its wholly-owned subsidiary (collectively, "the Company"). The Company's actual results may vary materially from those contemplated in the forward looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company's ability to obtain the capital resources needed to conduct the research, preclinical development and clinical trials required to develop products and obtain regulatory approvals; the fact that the Company's stem cell technology is at the preclinical stage and has not yet led to the development of any proposed product; the risk that any products that may be generated in the future in the Company's stem cell programs may not prove clinically safe or effective or may cause tumors or other adverse side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; and other risks and uncertainties described in
Exhibit 99 to the Company's Annual Report on Form 10-K entitled "Cautionary Factors Relevant to Forward Looking Statements."